UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Definitive Proxy Statement
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☑	Soliciting Material Pursuant to §240.14a-12

SYMBION, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TO:	Employees and Physician Partners

FROM:	Richard Francis, Chairman and Chief Executive Officer
Cliff Adlerz, President and Chief Operating Officer

DATE:	April 24, 2007

     In a press release issued to the public this morning, Symbion announced that a merger agreement has been entered into with an affiliate of Crestview Partners, L.P., a New York-based private equity firm. Upon completion of the merger, which is expected to close in the third quarter of 2007, Symbion will become a private company. The press release announcing the proposed merger can be viewed under “Investor Relations” on the company’s website, www.symbion.com. Additional information about the transaction, including answers to what we expect will be frequently asked questions, will be added to the website and filed with the Securities and Exchange Commission in the near future.
     The transaction represents an exciting next step in the company’s evolution. We believe that a partnership with Crestview will provide the Company with the best resources to continue its mission of building a network of quality short stay surgical facilities nationally. As a private company, we will continue the same focus and attention on our markets as well as continue to add new partners in new markets. Therefore, while this transaction will impact the company’s ownership and capital structure, it will not affect day-to-day operations and our commitment to key constituents: patients, employees, physician partners and the communities we serve.
     We have a lot of work to do before the merger can be completed, including the filing of a proxy statement containing information about the transaction soliciting the vote of our stockholders. We know that you will have questions about the proposed transaction and we will do our best to keep you informed. Throughout this process, it is important that each of you do your part to continue the successful operation of our facilities. We are excited to partner with

Crestview knowing that they are committed to the continuation of Symbion’s unique culture and share our mission to deliver high quality surgical care. Crestview Partners has an impressive track record for working with the management and employees of its portfolio companies to expand operations and build a stronger company. We look forward to working with our new partners to reach the common goal of helping Symbion achieve its strategic objectives.
     Please direct any questions to Ken Mitchell, the Company’s Chief Financial Officer and Senior Vice President of Finance, at (615) 234-5904.
Important Additional Information and Where to Find It
     In connection with the proposed merger, Symbion will prepare a proxy statement for the stockholders of the Company to be filed with the Securities and Exchange Commission (the “SEC”). Before making any voting decision, the company’s stockholders are urged to read the proxy statement regarding the merger carefully in its entirety when it becomes available because it will contain important information about the proposed transaction. The company’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Symbion, Inc., 40 Burton Hills Boulevard, Suite 500, Nashville, Tennessee 37215, Attention: R. Dale Kennedy, telephone: (615) 234-5900, or from the Company’s website, www.symbion.com.
Participants in the Solicitation
     The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. Information about the interests of the Company’s directors and officers in the transaction, which may differ from other stockholders generally, will be set forth in the proxy statement and other relevant documents regarding the merger when they are filed with the SEC.